Exhibit 10.1

THE WASHINGTON POST COMPANY

DEFERRED COMPENSATION PLAN

Amended and Restated December, 2007

Effective January 1, 2005

THE WASHINGTON POST COMPANY

DEFERRED COMPENSATION PLAN

Section 1. Purpose.

The Washington Post Company Deferred Compensation Plan (the “Plan”) is an unfunded plan established for the purpose of offering a select group of management and other highly compensated key employees and non-employee directors the opportunity to defer the receipt of compensation payments or fees that would otherwise become payable to them currently for the periods provided in the Plan.

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any employee or any employee of an Affiliate or any director, nor shall it be deemed to give any employee the right to be retained in the employ of the Company or an Affiliate, as the case may be, or to interfere with the right of the Company or an Affiliate, as the case may be, to discharge any employee at any time, or to establish the terms and conditions of employment of any employee nor shall it be deemed to give any director the right to be retained as a director of the Company.

Benefits from this Plan shall be payable solely from the general assets of the Company and participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

To the extent Section 409A of the Internal Revenue Code of 1986 applies to the Plan, the terms of the Plan are intended to comply with Section 409A and shall be interpreted and administered in accordance with Section 409A and any governmental regulations and other guidance issued thereunder. To the extent any provision of this Plan that is intended to comply with Section 409A must be effective as of January 1, 2005, such provision shall be effective as of such date.

With respect to a Participant who terminated employment before January 1, 2005, any benefits payable hereunder shall be based on the terms of the Plan in effect on such termination of employment, and not on the terms of this amendment and restatement.

Section 2. Definitions.

As used in this Plan, the following words shall have the following meanings:

(a) “Affiliate” means any corporation (other than the Company) 50% or more of the outstanding stock of which is directly or indirectly owned by the Company and any unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Code. The term Affiliate shall include any other entity required to be aggregated with the Company under Section 409A.

(b) “Annual Incentive Compensation” means any bonus awarded to a Participant and payable in cash under the Company’s Incentive Compensation Plan or any other annual bonus program maintained by the Company or an Affiliate.

(c) “Beneficiary” means the person, persons or entity designated in writing by the Participant to receive his or her Participant Account in the event of his or her death. If no effective designation of beneficiary is on file with the Committee, then such amounts that would otherwise be payable to a Beneficiary will be paid to the surviving spouse of the Participant, or, if there is no surviving spouse, then to the Participant’s estate.

(d) “Code” means the Internal Revenue Code of 1986, as amended. References herein to Section 409A and other sections of the Code shall apply to any successor provisions.

(e) “Committee” means the Compensation Committee of the Board of Directors or such other Committee appointed by the Board to administer the Plan.

(f) “Company” means The Washington Post Company, a Delaware Corporation, and any successors in interest thereto. Where required by context, the term “Company” shall include Affiliates.

(g) “Deferred Compensation” means any amounts deferred under this Plan in accordance with Section 3, together with any investment credits thereto under Section 4.

(h) “Designated Deferral Period” means one of the following periods as selected by the Participant with respect to his or her Deferred Compensation for the particular Plan Year or Short Year: (1) until a specified date in the future; or (2) until a date which is the end of the calendar month (or a designated subsequent period) following the month of the Participant’s Separation from Service from the Company or an Affiliate or Separation from Service as an Eligible Director, provided, however, that if a Participant (other than a director who has never been an employee of the Company) selects a date determined on the basis of the date of such Participant’s Separation from Service, then, notwithstanding such Participant’s election, the Designated Deferral Period for such Plan Year or Short Year shall end on the later of (i) the date selected by such Participant, or (ii) the end of the six-month period following the date of the Participant’s Separation from Service. Notwithstanding any other provision of this subparagraph or of this Plan and except as is otherwise required in the preceding sentence, a Participant may not defer the date on which payment of his or her Deferred Compensation is made or commences beyond the later of (i) the first of the calendar month following his or her 65th birthday, or (ii) the first day of the seventh calendar month following the month in which the Participant separates from service as an employee of the Company or an Affiliate or as a Director of the Company.

(i) “Effective Date” means November 15, 1996, in the case of employees of the Company or an Affiliate, and October 1, 1997, in the case of Eligible Directors.

(j) “Eligible Director” means any member of the Board of Directors of the Company who is not an employee of the Company or an Affiliate and who is entitled to receive fees for service as a director.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “Incentive Compensation” means Annual Incentive Compensation and Long-Term Incentive Compensation.

(m) “Investment Election” means an election filed by a Participant selecting the investment credit factor(s) that will be applicable to the Participant Accounts of the Participant. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.

(n) “Long-Term Incentive Compensation” means any bonus awarded to a Participant and payable in cash under the Performance Unit provisions of the Company’s Incentive Compensation Plan or another special long-term incentive compensation plan maintained by the Company or an Affiliate that provides the opportunity for a cash bonus payment at the end of a specified period (minimum two years) based on the attainment of specific performance goals.

(o) “Participant” means (i) an employee of the Company or an Affiliate recommended by the Company’s senior management and designated a participant in this Plan by the Committee, who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA for any Plan Year and who is a participant in the Company’s Incentive Compensation Plan or any other incentive program maintained by the Company or an Affiliate or (ii) an Eligible Director who elects to participate in the Plan.

(p) “Participant Account” includes separate accounts representing the value of a Participant’s Deferred Compensation with respect to each Plan Year or Short Year, and with respect to any amounts that are payable at different times or in different forms. A Participant may have more than one Participant Account, reflecting separate year deferral elections. A separate Participant Account or Accounts will be maintained for all grandfathered deferred compensation.

(q) “Payout Period” means either (i) a lump sum or (ii) a series of annual installments, which may not be less than 2 nor more than 10, over which a Participant Account shall be paid. Each installment shall be the balance in the Participant’s Account as of the date of the distribution divided by the number of remaining installments (including the then current installment). The first installment shall be paid on the first day of the month following the end of the Deferral Period, and, except as provided below, each subsequent installment shall be paid on each anniversary of the payment date of the first installment. Effective for installments commencing on or after January 1, 2008 (that is, for installments in which the first installment is payable on or after January 1, 2008), the second and all subsequent installments shall be payable on each January 1 following the prior installment. If Participant’s installment payments commenced before January 1, 2008, the Participant shall have two opportunities to elect to change the installment payment date to January 1 of the year in which the installment would otherwise have been paid. The first opportunity shall be on or before December 31, 2007 and shall be applicable to installments (other than the first installment of a series) payable in 2008 and later years. The second opportunity shall be on or before December 31, 2008 and shall be applicable to installments (other than the first installment of a series) payable in 2009 and later years.

(r) “Plan Year” means a calendar year.

(s) “Separation from Service” means a separation from service as defined in § 409A and the final regulations thereunder. In determining whether a Separation of Service has occurred, service as a Director is considered separately from service as an employee. It is not considered a Separation from Service when a Participant is transferred from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate. A Separation from Service as an employee will be deemed to occur at any time that an employee and the Company reasonably anticipate that the bona fide level of services the employee will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than 50 percent of the average level of bona fide services the employee performed during the immediately preceding 36 months (or the entire period the employee has provided services if the employee has been providing services to the employer less than 36 months).

(t) “Short Year” means (i) the remainder of the Plan Year following the Effective Date of this Plan and (ii) the remainder of the Plan Year following the date an employee or director first becomes a Participant in this Plan if other than the beginning of a Plan Year.

(u) “Specified Amount” means the portion of the Participant’s Incentive Compensation for a particular Plan Year or Short Year which the Participant elects in writing to defer hereunder, provided that such amount shall not be less than $10,000 or the portion of the Participant’s directors’ fees for a particular Plan Year or Short Year which the Participant elects in writing to defer hereunder, as the case may be.

Section 3. Deferral Elections

(a) Subject to the limitations described below, each Participant may elect to have the payment of a Specified Amount of his or her Incentive Compensation or annual directors’ fees, as the case may be, deferred pursuant to this Plan for the Designated Deferral Period.

(b) A deferral election must be an irrevocable written election made on a form prescribed by the Committee within a period specified by the Committee which, (I) for an employee Participant (1) in the case of Annual Incentive Compensation shall end no later than the last day of the Plan Year preceding the Plan Year for which such Incentive Compensation would be payable, and (2) in the case of Long-Term Incentive Compensation shall end no later than the last day of the Plan Year preceding the first Plan Year in the period for which such Incentive Compensation would be payable, and (II) for an Eligible Director, shall end no later than the last day of the Plan Year preceding the Plan Year in which the annual directors’ fees are earned. Notwithstanding the foregoing, in the event any Incentive Compensation that constitutes performance-based compensation under Section 409A of the Code is payable with respect to any period of at least 12 months, the specified period established by the Committee for such Incentive Compensation shall end no later than six months before the end of the period for which such Incentive Compensation would be payable, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date a deferral election is made, and provided further that an election to defer performance-based compensation may not be made after such compensation has become readily ascertainable. In the event of a Short Year, the specified period established by the Committee shall end no later than 30 days following the date the employee or Eligible Director first becomes eligible to participate in the Plan, and, except as otherwise permitted under Section 409A of the Code, such deferral election shall apply only to Incentive Compensation or annual directors’ fees earned after the date of the Participant’s deferral election.

(c) Each deferral election shall set forth the Specified Amount of the Participant’s Incentive Compensation or annual directors’ fees, as the case may be, for the period covered by the election that the Participant desires to have deferred, the Designated Deferral Period, and the Payout Period. After the latest date that a deferral election may be made, a Participant may not change the election, except as follows:

(I) Except as provided in Section 3(c)(II) below, a Participant may file a change in the Designated Deferral Period and/or the Payout Period with respect to his or her deferral election for any Plan Year or Short Year, provided that (1) such change will be given effect only if made at least 12 months before the end of the previously elected Designated Deferral Period (or at least 12 months before actual Separation from Service if the previously elected Designated Deferred Period was based on Separation from Service), and (2) any change in the Designated Deferral Period must extend the Designated Deferral Period for a minimum of 60 months. With respect to elections under this Section 3(c)(I) relating to installment payments, for purposes of applying Section 409A of the Code, a series of installment payments shall be treated as a single payment.

(II) On or before December 31, 2007, a Participant who had previously elected, to defer Incentive Compensation under the Plan may elect a new Designated Deferral Period and/or a new Payout Period with respect to such deferred Incentive Compensation, provided that the election (1) may not apply to an amount that would otherwise be payable in 2007 and (2) may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

(d) The Committee may, from time to time, set limitations on the amount of a Participant’s Incentive Compensation or directors’ fees, as the case may be, which may be subject to deferral under this Plan, including but not limited to establishing annual limitations relating to particular employment positions or levels of Participants and/or compensation levels. Any applicable limitations will be set forth on the deferral election form relating to the Plan Year for which such limitations are applicable.

(e) A Participant will be 100% vested in his or her Participant Account at all times.

Section 4. Treatment of Deferred Amounts.

(a) The Company shall maintain on its books a separate Participant Account for each Participant who has deferred compensation under this Plan with respect to any Plan Year or Short Year. The amount of such Deferred Compensation shall be credited to such Participant Account on the date or dates during the Plan Year on which the Deferred Compensation would have been payable to the Participant but for the deferral under this Plan.

(b) Each Participant Account shall be deemed to earn investment credits reflecting gains or losses with respect to each Plan Year or Short Year in accordance with the Participant’s individual Investment Election. The Committee shall determine the investment credit factors that will be offered in any Plan Year. Beginning with the applicable Effective Date, the investment credit factors will be the equivalent rates of return generated by the investment options offered under the 401(k) plan maintained by the Company covering eligible corporate office employees and shall continue to be such factors unless otherwise determined by the Committee.

(c) Each Participant must file an Investment Election at the time he or she first files a deferral election. The Investment Election will determine the investment credit factors that will be applicable to the Deferred Compensation in the Participant Accounts of such Participant. A Participant may file a new Investment Election at any time. In the event a Participant fails to complete a valid Investment Election, his or her Deferred

Compensation will be credited with the investment credit amounts equivalent to the rates of return generated by the money market option under the Company’s 401(k) plan referred to above.

(d) The Company will add to (or subtract from) each Participant Account the appropriate amounts, in accordance with the Participant’s Investment Election, calculated no less frequently than the last day of each calendar quarter.

(e) No assets shall be segregated or earmarked in respect of any Participant Account and no Participant shall have any right to assign, transfer, or pledge his or her interest, or any portion thereof, in his or her Participant Accounts. The Plan and the crediting of accounts hereunder shall not constitute a trust and shall merely be for the purpose of recording an unsecured contractual obligation. All amounts payable pursuant to the terms of this Plan shall be paid from the general assets of the Company.

(f) Until the entire balance in all of the Participant Accounts of a Participant has been paid in full, the Company will furnish or cause to be furnished to each Participant a report, at least annually, setting forth the credits and debits to each Participant Account and the status of all Participant Accounts of such Participant.

Section 5. Payment of Deferred Accounts.

(a) The amount to be paid to a Participant following the expiration of the Designated Deferral Period with respect to any Participant Account shall be computed on the basis of the balance of the Participant Account (i.e., the original Deferred Compensation amount plus and minus cumulative investment credits under Section 4 and minus any payments previously made) as of the payment date.

(b) All payments of amounts under this Plan shall be made in cash.

(c) Notwithstanding the Designated Deferral Period or the Payout Period selected by the Participant, if a Participant dies or becomes permanently disabled before the end of the Designated Deferral Period selected by the Participant, the entire Participant Account shall be payable in a lump sum to such Participant (or, in the case of death, to his or her Beneficiary) as soon as practical but not more than 90 days following the Participant’s death or permanent disability. A Participant is permanently disabled if the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. .

(d) Notwithstanding any other provision of this Plan to the contrary, a Participant’s Deferred Compensation shall become payable upon the Participant’s incurring an unforeseeable emergency within the meaning of Section 409A of the Code. In such event, the amount of Deferred Compensation payable with respect to the unforeseeable emergency shall not exceed the amount necessary to satisfy the emergency plus the amount necessary to satisfy taxes reasonably anticipated as a result of the emergency payment; the amount necessary to satisfy the emergency shall be determined taking into account the extent to which the financial hardship caused by the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(e) Notwithstanding anything in the Plan to the contrary, to the extent consistent with Section 409A of the Code, the Committee shall cause Deferred Compensation to be paid in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code.

(f) The Committee shall have the authority to require deferral of a Participant’s Deferred Compensation beyond the expiration of the Designated Deferral Period to the extent necessary to avoid a limitation on the deductibility by the Company of the deferred amount under Section 162(m) as permitted under Section 409A.

Section 6. Grandfathered Deferred Compensation

With respect to individually designated grandfathered Participants, the portion of such a Participant’s benefit under the Plan that was accrued as of December 31, 2004, plus any investment credits thereon, shall be payable under the terms of the Plan in effect before January 1, 2005. Individually designated grandfathered Participants shall include Diana Daniels.

Section 7. Administration and Amendment

(a) This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, its Affiliates and the Participants. The Committee may at any time terminate an employee’s designation as a Participant, in which event the employee shall not be permitted to defer additional Incentive Compensation under the Plan. No such change in designation shall otherwise affect such a Participant’s rights under the Plan.

(b) The Board of Directors of the Company may at any time amend the Plan, including an amendment to suspend or terminate the right of Participants to defer Incentive Compensation and/or directors’ fees under the Plan. No such amendment shall adversely affect a Participant’s rights with respect to Deferred Compensation credited to a Participant Account before such amendment, including the right to be credited with investment credits for the period of time after such amendment as long as there continues to be a positive balance in the Participant Account. To the extent permitted under Section 409A of the Code, the Board of Directors may in its discretion terminate the Plan and distribute all Participant Accounts established under the Plan within twelve months of a change in control of the Company, as defined for purposes of Section 409A of the Code.

(c) Notwithstanding any other section of this Plan, if a Participant is discharged by the Company or an Affiliate or his or her services as a director are terminated because of conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company or its Affiliates, dishonesty, fraud, misappropriation of funds or confidential, secret or proprietary information belonging to the Company or an Affiliate or commission of a crime, such Participant’s investment credits shall be reduced to the lesser of the Participant’s actual investment credits up to the date of discharge or the investment credits that would have been credited under the money market fund in the Company’s 401(k) plan (or the most similar fund if there is no money market fund in the Company’s

401(k) plan), and from the date of discharge to the date of payment hereunder, investment credits shall be at such money market rate.

(d) The Company’s sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, any Affiliate, the Boards of Directors thereof, the Committee or any officer or employee of the Company or any Affiliate other than the right against the Company to receive such payments from the Company provided herein.

(e) The Company shall bear all expenses incurred by it in administering this Plan.

Section 8. Disputed Claims Procedure

If a Participant or Beneficiary (collectively, “Claimant”) has a complaint about the Plan’s operation or about Plan benefits, the Claimant has the right to have the complaint reviewed by the Committee. All complaints and claims for benefits must be submitted in writing. All such complaints must be submitted within the “applicable limitations period.” The “applicable limitations period” is two years, beginning on the earlier of (i) the date on which the payment was made, or (ii) for all other claims, the date on which the action complained or grieved of occurred.

If a Claimant has applied for a benefit under the Plan and that claim as been denied, in whole or in part, the Claimant has the right to a review of the denial.

Within 60 days after a claim is received, the Claimant will be notified in writing by the Committee of its decision. If special circumstances require an extension of up to 60 additional days of time for processing, the Committee will provide written notice of the extension prior to the expiration of the initial 60-day period. If the claim is denied or partially denied, the written notice will outline:

•	The specific reasons for the denial,

•	The provisions of the Plan on which the denial is based,

•	The procedures for having the request reviewed, and

•	Additional information needed to process the request and an explanation of why this information is necessary.

The Claimant may ask for a review of the denied request within 60 days after receipt of the notice of denial. If an appeal is not filed within this 60-day period, an appeal cannot be filed at a later date.

To appeal a denial a Claimant must request a review by the Committee, or an appeals committee appointed by the Committee. Any such request must be in writing and include:

•	The reasons that support the claim,

•	The reasons the claim should not have been denied,

•	All written evidence that supports the claim, and

•	Any other appropriate issues or comments.

The appeal must include all documentary evidence necessary to support the claim and must state the reasons that the Claimant is eligible for the benefit claimed. The appeals committee will make its decision based on the record and the arguments that presented, including any evidence presented in the initial claim.

A Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to a claim. If this information is requested in order to perfect an appeal, or to file a claim, and there is a delay in providing it, the applicable time limits will be extended by the period of the delay. A Claimant may also request in writing that copies of the Plan document be made available for examination.

The Committee normally will reach a decision no later than 60 days after it receives a request for review. If needed, the Committee will send a written notice of an extension of this period of up to 60 additional days. The Committee’s decision will be in writing and will include specific reasons for the decision and references to the Plan provisions that apply.

Legal action may not be brought against the Committee or the Company without first pursuing the claims procedures. Any legal action to recover a benefit under this Plan must be filed within one year of the Committee’s decision on appeal. Failure to file suit within this time period will extinguish any right to benefits under the Plan.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be adopted by action of the Compensation Committee of the Board of Directors on this          day of December, 2007.

THE WASHINGTON POST COMPANY

By:

Title:

First Amendment

to

The Washington Post Company Deferred Compensation Plan

(as Amended and Restated December, 6, 2007, Effective January 1, 2005)

The Washington Post Company Deferred Compensation Plan, as amended and restated effective January 1, 2005 (the “Plan”), is hereby amended as follows:

1. Effective as of January 1, 2011, Section 2(h) (the definition of “Designated Deferral Period”) is amended in its entirety to read as follows:

(h) “Designated Deferral Period” means one of the following periods as selected by the Participant with respect to his or her Deferred Compensation for the particular Plan Year or Short Year:

(1)	until a specified date in the future; or

(2)	until Separation from Service.

The following rules shall apply to the designation of the deferral period. In the case of a deferral until a specified date in the future, such date may not be later than the first day of the month following the Participant’s 65th birthday. In the case of a deferral until Separation from Service, (except in the case of a director who has never been an employee of the Company) the deferral period shall end on the first day of the seventh month following Separation from Service. In the case of a director who has never been an employee of the Company, if the Participant elects a deferral until Separation from Service, the Participant may specify payment on the first day of a month (not later than the seventh) following Separation from Service. By way of example of the preceding sentence, a director who has never been an employee of the Company may specify payment on the first day of the first month following Separation from Service.

In the event a Participant selects a specified date that is not the first day of a month, the following rules shall apply. If the deferral election relates to compensation earned on or before December 31, 2010 (including performance based Incentive Compensation that would otherwise be payable in 2011 or earlier), and the Payout Period is installments, the payment date shall be the first day of the following month. If the deferral election relates to compensation earned after December 31, 2010, the payment date shall be the first day of the month containing the specified date.

2. Effective as of January 1, 2011, Section 2(q) (the definition of “Payout Period”) is amended in its entirety to read as follows:

(q) “Payout Period” means either (i) a lump sum or (ii) a series of annual installments, which may not be less than 2 nor more than 10, over which a Participant Account shall be paid. Each installment shall be the balance in the Participant’s Account as of the date of the distribution divided by the number of remaining installments (including the then current installment). The first installment shall be paid on date specified in the Designated Deferral period. Except as provided below, each subsequent installment shall be paid on each anniversary of the payment date of the first installment. Effective for installments commencing on or after January 1, 2008 (that is, for installments in which the first installment is payable on or after January 1, 2008), the second and all subsequent installments shall be payable on each January 1 following the prior installment. If a Participant’s installment payments commenced before January 1, 2008, the Participant shall have two opportunities to elect to change the installment payment date to January 1 of the year in which the installment would otherwise have been paid. The first opportunity shall be on or before December 31, 2007 and shall be applicable to installments (other than the first installment of a series) payable in 2008 and later years. The second opportunity shall be on or before December 31, 2008 and shall be applicable to installments (other than the first installment of a series) payable in 2009 and later years.

IN WITNESS WHEREOF, the Company has caused this amendment of the Plan to be adopted by action of the Compensation Committee of the Board of Directors on this twenty-third day of September, 2010.

THE WASHINGTON POST COMPANY

By:	/s/ Ann L. McDaniel

Ann L. McDaniel

Title:	Senior Vice President